

<ARTICLE>    5
<LEGEND>

THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION RESTATED TO REFLECT
RETROACTIVE APPLICATION, IN 1998, OF THE REQUIREMENTS OF THE SEC STAFF
ACCOUNTING BULLETIN NO. 98 FOR THE DETERMINATION OF THE NUMBER OF SHARES
USED IN COMPUTING NET LOSS PER SHARE FOR THE THREE AND SIX MONTH PERIODS
ENDED MARCH 31, 1997 AND JUNE 30, 1997, RESPECTIVELY, AND IS QUALIFIED IN
ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.

</LEGEND>
<RESTATED>
<MULTIPLIER>    1,000

<PERIOD-TYPE>               6-MOS <F1>      3-MOS <F1>
<FISCAL-YEAR-END>           DEC-31-1997     DEC-31-1997
<PERIOD-START>              JAN-01-1997     JAN-01-1997
<PERIOD-END>                JUN-30-1997     MAR-31-1997
<CASH>                           14,683             323
<SECURITIES>                          0               0
<RECEIVABLES>                     3,574 <F2>       3,306 <F2>
<ALLOWANCES>                          0               0
<INVENTORY>                       3,762           3,356
<CURRENT-ASSETS>                 22,358           7,200
<PP&E>                              799 <F2>         786 <F2>
<DEPRECIATION>                        0               0
<TOTAL-ASSETS>                   23,715           8,992
<CURRENT-LIABILITIES>             6,329           7,023
<BONDS>                             165             181
<PREFERRED-MANDATORY>                 0           2,764
<PREFERRED>                           0              63
<COMMON>                            116              18
<OTHER-SE>                       17,029          (1,060)
<TOTAL-LIABILITY-AND-EQUITY>     23,715           8,992
<SALES>                           8,221           4,250
<TOTAL-REVENUES>                 11,029           5,655
<CGS>                             5,797           2,949
<TOTAL-COSTS>                     6,224           3,098
<OTHER-EXPENSES>                  3,544 <F3>       1,265<F3>
 <LOSS-PROVISION>                     0               0
<INTEREST-EXPENSE>                    0               0
<INCOME-PRETAX>                 (3,509)         (1,589)
<INCOME-TAX>                         54              47
<INCOME-CONTINUING>             (3,563)         (1,636)
<DISCONTINUED>                        0               0
<EXTRAORDINARY>                       0               0
<CHANGES>                             0               0
<NET-INCOME>                    (3,563)         (1,636)
<EPS-PRIMARY>                    (1.36)<F4>      (0.43)<F4>
<EPS-DILUTED>                    (1.36)          (0.43)



<F1> The Company changed its fiscal year end from March 31 to a 52-53 week reporting year. Fiscal year 1997 includes 52 weeks. For presentation purposes, the Company refers to the 13-week reporting period ended April 5, 1997 as its three month reporting period ended March 31, 1997 and the 26-week reporting period ended July 5, 1997 as its six month reporting period ended June 30, 1997
<F2> Item shown net of allowance, consistent with the balance sheet presentation.
<F3> Item consists of research and development.
<F4> Item consists of basic earnings per share.
